Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) between Universal Hospital Services, Inc. (hereinafter “UHS”) and Rex T. Clevenger is dated as of October 24, 2012.

WHEREAS, Mr. Clevenger has expressed his desire to retire and UHS desires to retain Mr. Clevenger’s services as CFO and assistance with the transition of a new CFO through March 31, 2013, provided he complies with the obligations set forth in this Agreement; and

WHEREAS, the parties wish to set forth their understanding regarding the transition of Mr. Clevenger’s duties and certain separation payments to be made to Mr. Clevenger relating to his transition; and

WHEREAS, the parties intend for this Agreement to supersede and replace any existing employment agreements or arrangements between Mr. Clevenger and UHS upon its execution except as provided herein.

NOW, THEREFORE, the parties agree as follows

1.              Transitional Employment Terms

Mr. Clevenger’s employment with UHS will terminate at the close of business on March 31, 2013 (“the Transition Period”), unless his employment is terminated at an earlier date in accordance with Paragraph 1(g) below (the “Departure Date”). Except as provided in this Agreement, all privileges of employment will end as of the Departure Date.  Notwithstanding the foregoing, in no event shall the Departure Date be deemed to occur unless and until Mr. Clevenger experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code.  The following constitute the terms of Mr. Clevenger’s continuing employment with UHS during the Transition Period:

a.              Salary and Incentive Pay.  Mr. Clevenger will receive his current base pay through the Departure Date, in accordance with UHS’ normal payroll practices.  Mr. Clevenger will also receive his incentive bonus for 2012, which will be paid in accordance with the terms of the executive incentive program and subject to applicable withholding deductions.  UHS will make such payment(s) when similarly situated active employees are paid.

b.              PTO.  Mr. Clevenger will continue to accrue PTO according to UHS’ normal practices through the Departure Date.  Mr. Clevenger will receive a lump sum payment for any accrued and unused PTO balance as of the Departure Date.  This amount will be paid approximately two weeks following the Departure Date and will be subject to all applicable withholding deductions.

c.               Medical and Dental Coverage.  Mr. Clevenger’s group health and dental benefits will continue through the Departure Date.  Effective on the first day of the month following the month in which his employment ends, Mr. Clevenger may elect at his expense to continue group health and dental benefits through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to 18 months, to the extent eligible, subject to Paragraph 2(b) below. Mr. Clevenger will separately receive the appropriate COBRA application form and rates from Optum Health Financial Corporation.

d.              Life Insurance.  Mr. Clevenger’s company-paid life insurance will remain in effect through the Departure Date.  Effective on the first day of the month following the month in which his employment ends, Mr. Clevenger may elect at his expense to continue such life insurance by paying premiums directly to Optum.

e.               Disability Insurance.  Mr. Clevenger’s short-term and long-term disability coverage will continue in effect until midnight on the Departure Date.  After the Departure Date, no conversion to an individual policy will be provided for either coverage.

f.                Long Term Savings Plan.  To the extent Mr. Clevenger is a participant in the Long Term Savings Plan, his active participation in that Plan will continue in effect through the Departure Date.  Following his Departure Date, he will receive a termination packet from Fidelity, which provides detailed information with regard to his account.  Mr. Clevenger may also contact Fidelity directly at 800-835-5097.  He will have access to his account 24 hours a day at www.401k.com for automated transactions or to request a distribution.  UHS encourages Mr. Clevenger to seek competent tax advice to fully understand the tax consequences applicable to his distribution options.

g.               Termination Prior to March 31, 2013.  Mr. Clevenger acknowledges and agrees that UHS may, at its option, terminate his employment prior to March 31, 2013 only in the event any of the following occur:  (a) Mr. Clevenger materially violates his non-competition and/or non-solicitation obligations described in Paragraph 8 below; (b) Mr. Clevenger materially fails to perform the Transition Duties as outlined in this Agreement, and Mr. Clevenger does not cure any such material violation or failure after UHS provides notice in writing of such failure; or (c) Mr. Clevenger violates any material UHS policy.  If Mr. Clevenger resigns prior to March 31, 2013, or if his employment is terminated by UHS prior to March 31, 2013 for any of the reasons outlined in this Paragraph, Mr. Clevenger agrees and acknowledges that UHS will have no obligation to pay the second lump-sum payment set forth in Paragraph 2(a)(ii) below or to sign Attachment C.

2.              Transition Benefits

Provided that Mr. Clevenger signs, and does not rescind, this Agreement and Attachment A, UHS will provide Mr. Clevenger with the following additional transition payments and benefits.  The process for accepting and rescinding the terms of this Agreement is set forth in Paragraphs 5 and 6 below.

a.              Separation Pay.  (i)  Provided that Mr. Clevenger signs, and does not rescind, this Agreement, Mr. Clevenger will receive a lump sum payment of $518,850 on December 31, 2012 (or $68,885 if Mr. Clevenger exercises his options in connection with a Sale of the Company), subject to applicable withholding deductions.  Because this lump sum payment will be provided, in part, in lieu of Mr. Clevenger’s pro-rated incentive bonus for 2013, he will therefore not be eligible to receive an incentive bonus for 2013.  (ii)  Provided that Mr. Clevenger remains employed with UHS through March 31, 2013; signs, on or within 21 days after March 31, 2013, and does not rescind, a second release of claims in the form attached as Attachment B; and performs the Transition Duties as defined in Paragraph 3 below through March 31, 2013, Mr. Clevenger will receive a lump sum payment of $642,600 on May 31, 2013, subject to applicable withholding deductions.

b.              Medical and Dental Premiums.  As noted above, Mr. Clevenger may elect at his own expense to continue group health and dental benefits under COBRA for up to 18 months to the extent that he is eligible.  Mr. Clevenger will receive a lump sum of $11,350, which is equivalent to 12 months of COBRA continuation coverage and is subject to applicable withholding deductions.  UHS will make such payment on May 31, 2013.

c.               Technology.  Mr. Clevenger will be permitted to retain any technology used by him in performance of his job duties (e.g., laptop computer, iPad, cell phone), subject to the requirements of Paragraph 7 below.

d.              Deductions.  Normal deductions which UHS is obligated by law to deduct, or which UHS in good faith believes it is obligated by law to deduct, will be deducted by UHS from any payments made or to be made by UHS under this Agreement.

3.              Transition Duties

During the period of time between execution of this Agreement and March 31, 2013 (the “Transition Period”), Mr. Clevenger will continue to fulfill his duties as Chief Financial Officer of UHS in good faith (“Transition Duties”), unless terminated earlier in accordance with Paragraph 1(g).  Such duties include without limitation overseeing and directing the development and execution of the financial operations of UHS, attending and presenting at investor conferences and other customary conferences and meetings, preparation, filing and signing of customary SEC documents including without limitation Form 10-Ks, Form 10-Qs and Form 8-Ks, filing and registration of the Form S-4 Registration Statement, and execution of any certification documents or the like as Mr. Clevenger has typically signed during the course of his duties as CFO.  UHS will continue to provide Mr. Clevenger access to all information and resources reasonably necessary for the performance of such duties through March 31, 2013.  If Mr. Clevenger believes that he does not have access to the necessary resources to perform such duties, he will immediately inform UHS’ Chairman and CEO so that the situation can be addressed.  UHS may direct Mr. Clevenger to stop performing some or all of the foregoing duties at any time during the Transition Period (in which case such duties will cease to be “Transition Duties”), including without limitation upon the hire of a new Chief Financial Officer, provided, however, that Mr. Clevenger’s employment will continue and he will continue to provide assistance to UHS and any new Chief Financial Officer through March 31, 2013 as requested by UHS unless terminated earlier in accordance with Paragraph 1(g).

4.              Release of Claims

The parties agree that the Option Agreement between UHS Holdco, Inc. and Rex Clevenger dated June 18, 2007 (the “Option Agreement”), as well as any related rights under the Unanimous Written Consent of the Board of Directors of US Holdco, Inc. dated June 8, 2011, will be terminated as of January 1, 2013.  Mr. Clevenger understands and agrees, however, that he shall not be entitled to exercise any vested options under the Option Agreement as of the date of execution of this Agreement, unless an agreement for the Sale of the Company (as that term is defined in the UHS Holdco, Inc. Stock Option Plan) occurs following the date of execution of this Agreement and prior to January 1, 2013.  Further, Mr. Clevenger agrees to sign, and not rescind, Attachment A.  Subject to the representations in Paragraph 10 below, on

March 31, 2013, UHS agrees to sign a release of claims against Mr. Clevenger, in the form attached as Attachment C, provided that Mr. Clevenger signs, and does not rescind, this Agreement, Attachment A or Attachment B (on March 31, 2013); performs Transition Duties during the Transition Period and is not terminated under Paragraph 1(g).

5.              Acceptance of this Agreement

Mr. Clevenger acknowledges that, before signing this Agreement, he was given a period of at least 21 days from the date of receipt of this Agreement to consider it.  If this Agreement was signed by Mr. Clevenger before the end of the 21-day consideration period, he acknowledges that it was his voluntary decision to do so because he has decided that he does not need any additional time to decide whether to sign it.   Mr. Clevenger hereby waives any right he might have to additional time beyond the 21-day consideration period within which to consider this Agreement.

Mr. Clevenger has been advised by UHS to consult with an attorney before signing this Agreement and this sentence constitutes such advice in writing.

6.              Rescission of this Agreement

At any time for a period of 15 days after Mr. Clevenger has signed this Agreement (not counting the day of signature), he will have the option to rescind it.  This Agreement will not become effective or enforceable until the 15-day rescission period has expired without Mr. Clevenger rescinding it.  To rescind his acceptance, Mr. Clevenger must send by mail or hand-deliver a written, signed statement of rescission of his acceptance to UHS within the 15-day rescission period. Any statement of recession of acceptance must be directed to Gary Blackford, Chairman & CEO, Universal Hospital Services, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439.  If returned by mail, it must be properly addressed and postmarked within 15 days after the date of signature and sent by certified mail, return receipt requested, first-class postage prepaid.

7.     Outstanding Obligations

Mr. Clevenger agrees that before March 31, 2013, he will satisfy all outstanding personal obligations associated with his employment with UHS, including, but not limited to, outstanding expense reports and travel advances, and the balance on any company credit card he holds.

Before the end of March 31, 2013, except as provided in Paragraph 2(c) above, Mr. Clevenger will return to UHS all company property, including without limitation, any notes, documents, customer and vendor information, keys, security cards, files and any proprietary and/or confidential information, including but not limited to confidential information relating to customer lists, employees, pricing for products and services and strategic planning information.  Mr. Clevenger will also purge all information and data relating to UHS from any computer or other electronic devices, without retaining any copies of such information or data, except that Mr. Clevenger may retain a copy of personal and business contacts information, and he will upon request sign and return an Acknowledgment of Returned Property on or after March 31, 2013.

8.              Non-Compete, Non-Solicitation

(a)         In further consideration of the benefits to be provided to Mr. Clevenger under Paragraph 2 above, Mr. Clevenger acknowledges that, during the course of his employment with UHS, he became familiar with UHS’ trade secrets and with other confidential information concerning UHS and UHS’ subsidiaries (and their respective predecessor companies) and that his services have been of special, unique and extraordinary value to UHS and UHS’ subsidiaries, and therefore, Mr. Clevenger agrees that during the term of his employment with UHS and thereafter until March 31, 2014, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Competing Business (as defined below) in the United States, provided, that the foregoing shall not prohibit Mr. Clevenger from owning stock as a passive investor in any publicly traded corporation so long as Mr. Clevenger’s ownership in such corporation, directly or indirectly, is less than 2% of the voting stock of such corporation.  For purposes of this Paragraph, “Competing Business” means any business activity involving outsourcing or rental of movable medical equipment and related services to the health care industry.

(b)         During the term of his employment with UHS and thereafter until March 31, 2015, Mr. Clevenger shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of UHS or any subsidiary of UHS to leave the employ of UHS or such subsidiary, or in any way interfere with the relationship between UHS or any subsidiary of UHS and any employee thereof, (ii) hire any person who was an employee of UHS or any subsidiary of UHS at any time within the one year period before March 31, 2013 or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of UHS or any subsidiary of UHS to cease doing business with UHS or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and UHS or any subsidiary of UHS, except with the prior written consent of UHS’ Board of Directors, which consent will be given at the sole direction of the Board.

(c)          This Paragraph 8 replaces and supersedes any non-competition / non-solicitation agreement that may have been signed between Mr. Clevenger and UHS during the course of Mr. Clevenger’s employment.

9.              Cooperation

Mr. Clevenger agrees to be reasonably available to UHS, and any attorneys or agents acting on UHS’ behalf, and to cooperate in good faith with UHS, concerning any litigation or administrative claims or investigations that involve UHS and arise out of any incidents that occurred during his employment of which he has knowledge.  In the event the Company requires Mr. Clevenger’s cooperation in accordance with this Paragraph after the Departure Date, the Company shall reimburse Mr. Clevenger for all reasonable expenses incurred in connection therewith, plus pay Mr. Clevenger a reasonable amount for his time spent.  Any such payments shall be made to Mr. Clevenger on a monthly basis, but in no event later than March 15th of the calendar year following the calendar year to which such amounts relate.

Mr. Clevenger agrees not to incur, as an employee, any additional business expenses relating to UHS after the Departure Date.  UHS agrees to reimburse Mr. Clevenger for those out of pocket business expenses relating to UHS, which he incurred on or before the Departure Date, for which he has not been reimbursed to date, in accordance with UHS’ standard expense reimbursement policies and procedures.

Mr. Clevenger agrees not to make, confirm or cause or attempt to cause any other person to make or confirm, any written or oral information about UHS, which is disparaging about UHS or which in any way reflects negatively upon UHS.  Nothing in this Paragraph shall prohibit Mr. Clevenger, however, from making any oral or written statements about UHS in good faith as necessary to perform Transition Duties or as required by law.  UHS officers and executives similarly shall not make, confirm or cause or attempt to cause any other person to make or confirm, any written or oral information about Mr. Clevenger, which is disparaging about Mr. Clevenger or which in any way reflects negatively upon Mr. Clevenger, except that the foregoing shall not apply to any internal communications related to Mr. Clevenger’s performance or other work-related matters made on a “need-to-know” basis in connection with Mr. Clevenger’s performance of Transition Duties under this Agreement.

10.       No Recognition of Wrongdoing

The signing of this Agreement and payment of the consideration described in it do not represent any admission of wrongdoing or violation of any statute, agreement, or common law by UHS.  Mr. Clevenger states in good faith that, as of the date he signs this Agreement and Attachment A, he is not aware of and has not, engaged in any activity that he would constitute material wrongful conduct including, but not limited to, fraud, misrepresentation, violation of any federal, state or local law or regulation, or any conduct causing material damage to UHS and contrary to material written policies of UHS.  Mr. Clevenger represents that he has endeavored in good faith to comply, and he believes he has complied, with any existing obligations to UHS up through the date of his signing this Agreement.  Mr. Clevenger further represents that as of the date on which he signs this Agreement, he is not aware of any facts which he believes would constitute a violation of federal or state law or regulation or UHS policy.

11.       Entire Agreement, Governing Law and Construction

This Agreement (and Attachments A and B) supersedes and replaces any other employment agreements between UHS and Mr. Clevenger, including without limitation the Amended and Restated Employment Agreement dated December 31, 2008, and contains the entire agreement between Mr. Clevenger and UHS concerning his separation from employment, severance and release of all claims; however, Mr. Clevenger and UHS agree that his confidentiality and intellectual property, inventions and patents obligations under the Amended and Restated Employment Agreement will remain in full force and effect.  Mr. Clevenger may not assign this Agreement, in whole or in part, without the prior written consent of UHS.  This Agreement may not be changed, except in a writing that details the change and is signed by both parties.

This Agreement will be governed and enforced solely under the laws of the State of Minnesota, without giving effect to the conflicts of law principles thereof and under any applicable federal laws.  If any portion of this Agreement is deemed to be invalid or unenforceable, that portion will be deemed omitted and the remainder of this Agreement will remain in effect.

12.       Indemnification

UHS shall indemnify Mr. Clevenger to the fullest extent permitted by applicable law in the event he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, or in the event a claim or demand for information is made or threatened to be made against him, in each case by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of UHS  or, at the request of UHS, any other entity or benefit plan (except with respect to Mr. Clevenger’s fraud, gross negligence, misconduct, or activities falling outside the scope of his employment). Such obligation shall continue after any termination of employment or directorship with regard to actions or inactions prior thereto, and shall survive the termination of this Transition Agreement.  Mr. Clevenger shall be covered by UHS’s directors and officers insurance policy upon terms and conditions no less favorable than the terms provided by UHS to any member of the Board or other senior executive of UHS.

13.       Section 409A

This Transition Agreement is intended to satisfy or be exempt from the requirements of Code Sections 409A(a)(2), (3) and (4), including current and future guidance and regulations interpreting such provisions, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered and interpreted accordingly.  Each payment under this Agreement or any UHS benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions).  If as of the date of termination of Mr. Clevenger’s employment he is a “specified employee” under Code Section 409A(a)(2)(B)(i) and any applicable policy of UHS, then any payment under this Transition Agreement that is treated as deferred compensation under Code Section 409A payable upon termination of Mr. Clevenger’s employment or separation from service shall be delayed until the date which is six months after the date of Executive’s “separation from service” as determined under Code Section 409A.  To the extent that payments under this Transition Agreement are payments under a “reimbursement plan” subject to Code Section 409A, the right to reimbursement may not be exchanged for cash or any other benefit, the amount of expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of any eligible expense shall be made pursuant to UHS’s normal policies and procedures for expense reimbursement, which shall be in any event no later than the last day of the calendar year following the calendar year in which the expense was incurred.

14.       Acknowledgement

By his signature below, Mr. Clevenger acknowledges and certifies that:

a.             He has read and understands all of the terms of this Agreement and does not rely on any representation or statement, written or oral, not set forth in this Agreement or the attachments; specifically he understands that this Agreement includes a waiver and release of legal rights he may have;

b.              He has had a reasonable period of time to consider this Agreement;

c.               He is signing this Agreement knowingly and voluntarily and without pressure, and after having given the matter full and careful consideration;

d.              He has been advised to consult with an attorney of his choosing before signing this Agreement and Release and and has taken the opportunity to do so and has had counsel review this Agreement before signing it;

e.               He has the right to consider the terms of this Agreement for at least 21 days and if he takes fewer than 21 days to review this Agreement, he hereby waives any and all rights to the balance of the 21 day review period; and

f.                He has the right to revoke this Agreement within 15 days after signing it, by providing written notice of revocation directed to Gary Blackford, Chairman & CEO, Universal Hospital Services, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439.  If Mr. Clevenger revokes this Agreement during this 15-day period, it becomes null and void in its entirety.

ACCEPTED AND AGREED TO BY:

UNIVERSAL HOSPITAL SERVICES, INC.	REX T. CLEVENGER

Date:	Date:

ATTACHMENT A

RELEASE OF CLAIMS

In exchange for receiving payments and other consideration as described in the October 24, 2012 Transition Agreement, Rex Clevenger agrees on his own behalf and on behalf of anyone claiming rights through him, to full and finally release, waive and forever discharge UHS, its affiliates, successors, past and present officers, directors, committees, employees, insurers, agents, attorneys, associates and employee benefit plans (collectively “Released Parties”) from all claims, demands or causes of action arising out of facts or occurrences before and as of the date of this Release, whether known or unknown to him, except as described below.

Mr. Clevenger agrees that this Release is intended to be broadly construed so as to resolve any pending and potential disputes between him and the Released Parties that he has up to the date of execution of this Release, whether such disputes are known or unknown to him, including, but not limited to, claims based on express or implied contract; any administrative agency action or proceeding to the extent allowed by law; any action arising in tort, including, but not limited to interference with contractual or business relationships, breach of fiduciary duty, promissory or equitable estoppel, invasion of privacy, libel, slander, defamation, intentional infliction of emotional distress, or negligence; any or all claims for wrongful discharge, breach of a covenant of good faith and fair dealing; claims for attorneys fees or punitive damages and any and all claims including but not limited to those based on the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act , the Family and Medical Leave Act, the False Claims Act, the Americans With Disabilities Act, the State of Minnesota Human Rights Act, other applicable state human right laws and any other applicable federal, state, local or foreign law, regulation, ordinance or order.  The above release of claims does not prohibit him from filing any charge or complaint with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or any other governmental agency.  Notwithstanding the foregoing, Mr. Clevenger releases and waives any right he may have to obtain monetary relief or compensation or other individual legal or equitable relief awarded as a result of any such proceeding awarded by the EEOC or any governmental agency.  Mr. Clevenger further agrees to not voluntarily assist or participate in any lawsuits brought by other individuals against UHS, unless such assistance is requested by UHS.

Mr. Clevenger agrees that the Option Agreement between UHS Holdco, Inc. and Rex Clevenger dated June 18, 2007 (the “Option Agreement”), as well as any related rights under the Unanimous Written Consent of the Board of Directors of US Holdco, Inc. dated June 8, 2011, will be terminated as of January 1, 2013.  Mr. Clevenger understands and agrees, however, that he shall not be entitled to exercise any vested options under the Option Agreement as of the date of execution of this Agreement, unless an agreement for the Sale of the Company (as that term is defined in the UHS Holdco, Inc. Stock Option Plan) occurs following the date of execution of this Agreement and prior to January 1, 2013.  Notwithstanding any other provision of this Release, Mr. Clevenger and UHS agree that this Release does not waive or release any rights or claims that he may have for:  breach of the Transition Agreement; claims for vested benefits (if any) under any employee benefit plan or arrangement maintained by the Company other than the Executive Severance Plan; claims for indemnification under any directors and officers insurance policy; or claims for unemployment or worker’s compensation as provided by law.

Mr. Clevenger acknowledges and intends that this Release shall be effective as a bar and shall serve as a complete defense to each and every one of the Claims and that it shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.

Mr. Clevenger represents that he has not made any assignment or transfer of any Claim.  He agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company or any Released Party of any improper or unlawful conduct.

Mr. Clevenger represents that each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law and any provision of this Release held to be invalid, illegal or unenforceable in any respect shall be severable.  This Release cannot be amended except in a writing duly executed by the Company and Mr. Clevenger.

REX T. CLEVENGER

Rex Clevenger

Date:

I UNDERSTAND THAT I HAVE FIFTEEN (15) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

REX T. CLEVENGER

Rex Clevenger

Date:

ATTACHMENT B

RELEASE OF CLAIMS

In exchange for receiving payments and other consideration as described in the October 24, 2012 Transition Agreement, Rex Clevenger agrees on his own behalf and on behalf of anyone claiming rights through him, to full and finally release, waive and forever discharge UHS, its affiliates, successors, past and present officers, directors, committees, employees, insurers, agents, attorneys, associates and employee benefit plans (collectively “Released Parties”) from all claims, demands or causes of action arising out of facts or occurrences before and as of the date of this Release, whether known or unknown to him, except as described below.

Mr. Clevenger agrees that this Release is intended to be broadly construed so as to resolve any pending and potential disputes between him and the Released Parties that he has up to the date of execution of this Release, whether such disputes are known or unknown to him, including, but not limited to, claims based on express or implied contract; any administrative agency action or proceeding to the extent allowed by law; any action arising in tort, including, but not limited to interference with contractual or business relationships, breach of fiduciary duty, promissory or equitable estoppel, invasion of privacy, libel, slander, defamation, intentional infliction of emotional distress, or negligence; any or all claims for wrongful discharge, breach of a covenant of good faith and fair dealing; claims for attorneys fees or punitive damages and any and all claims including but not limited to those based on the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the False Claims Act, the Americans With Disabilities Act, the State of Minnesota Human Rights Act, other applicable state human right laws and any other applicable federal, state, local or foreign law, regulation, ordinance or order.  The above release of claims does not prohibit him from filing any charge or complaint with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or any other governmental agency.  Notwithstanding the foregoing, Mr. Clevenger releases and waives any right he may have to obtain monetary relief or compensation or other individual legal or equitable relief awarded as a result of any such proceeding awarded by the EEOC or any governmental agency.  Mr. Clevenger further agrees to not voluntarily assist or participate in any lawsuits brought by other individuals against UHS, unless such assistance is requested by UHS.

The signing of this Agreement and payment of the consideration described in it do not represent any admission of wrongdoing or violation of any statute, agreement, or common law by UHS.  Mr. Clevenger states in good faith that, as of the date he signs this Attachment B, he is not aware of and has not, engaged in any activity that he would constitute material wrongful conduct including, but not limited to, fraud, misrepresentation, violation of any federal, state or local law or regulation, or any conduct causing material damage to UHS and contrary to material written policies of UHS.  Mr. Clevenger represents that he has endeavored in good faith to comply, and he believes he has complied, with any existing obligations to UHS up through the date of his signing this Agreement.  Mr. Clevenger further represents that as of the date on which he signs this Attachment B, he is not aware of any facts which he believes would constitute a violation of federal or state law or regulation or UHS policy.

Notwithstanding any other provision of this Release, Mr. Clevenger and UHS agree that this Release does not waive or release any rights or claims that he may have for:  breach of the

Transition Agreement; claims for vested benefits (if any) under any employee benefit plan or arrangement maintained by the Company other than the equity plan, Executive Severance Plan and incentive bonus plan; claims for indemnification under any directors and officers insurance policy; or claims for unemployment or worker’s compensation as provided by law.

Mr. Clevenger acknowledges and intends that this Release shall be effective as a bar and shall serve as a complete defense to each and every one of the Claims and that it shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.

Mr. Clevenger represents that he has not made any assignment or transfer of any Claim.  He agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company or any Released Party of any improper or unlawful conduct.

Mr. Clevenger represents that each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law and any provision of this Release held to be invalid, illegal or unenforceable in any respect shall be severable.  This Release cannot be amended except in a writing duly executed by the Company and Mr. Clevenger.

DO NOT SIGN BEFORE MARCH 31, 2013.

REX T. CLEVENGER

Rex Clevenger

Date:

I UNDERSTAND THAT I HAVE FIFTEEN (15) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

REX T. CLEVENGER

Rex Clevenger

Date:

ATTACHMENT C

WHEREAS, Universal Hospital Services, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and Rex T. Clevenger (the “Released Party”) entered into a Transition Agreement signed by Mr. Clevenger on October     , 2012.

WHEREAS, as part of the Transition Agreement, the Company agreed to sign this Attachment C;

WHEREAS, the Company has relied on certain representations by Mr. Clevenger as outlined below;

NOW, THEREFORE, the Company agrees as follows:

1.              Company knowingly and voluntarily releases and forever discharges the Released Party from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date hereof) and whether known or unknown, suspected, or claimed against the Released Party which Company may have, which arise out of or are connected with the Released Party’s employment with the Company (the “Claims”).  The release of claims set forth in this Paragraph 1 does not include, however, a release of any liability related to third-party claims arising from Mr. Clevenger’s acts or omissions.

2.              Company does not release Mr. Clevenger from any claims by third parties, but recognizes that Mr. Clevenger has certain indemnification rights that may require Company to defend and indemnify him with respect to third-party claims, as described in the October 24, 2012 Transition Agreement.

3.              In signing this Attachment C, Company relies on the representations made by Mr. Clevenger in Paragraph 10 of the Transition Agreement and Attachment B.

4.              Company acknowledges and intends that this Release shall be effective as a bar and shall serve as a complete defense to each and every one of the Claims and that it shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.

5.              Company represents that Company has not made any assignment or transfer of any Claim.  Company agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Released Party of any improper or unlawful conduct.

6.              Each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law and any provision of this Release held to be invalid, illegal or unenforceable in any respect shall be severable.  This Release cannot be amended except in a writing duly executed by the Company and Mr. Clevenger.

7.              This Attachment C is governed by the laws of the State of Minnesota without giving effect to the conflicts of law principles thereof.

DATE:

UNIVERSAL HOSPITAL SERVICES, INC.

By:

Name:

Title:

2